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CONSENT OF INDEPENDENT AUDITORS


We consent to the use and incorporation by reference in the Proxy Statement and Prospectus and the Statement of Additional Information constituting parts in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-99025 on Form N-14 ("N-14 Registration Statement") of Morgan Stanley High Yield Securities Inc., of our report dated September 23, 2002 relating to the August 31, 2002 financial statements of Morgan Stanley High Yield Securities Inc. and our report dated November 12, 2001 relating to the September 30, 2001 financial statements of Morgan Stanley High Income Advantage Trust, both of which accompany and are incorporated by reference in the N-14 Registration Statement. We also consent to the reference to us under the heading "Financial Statements and Experts" in such N-14 Registration Statement.




Deloitte & Touche LLP
New York, New York
October 1, 2002